Exhibit 99.(a)(1)(X)

On December 11, 2006, we filed Amendment No. 2 to the Schedule TO previously distributed to you on November 29, 2006. In this Amendment No. 2, we incorporated by reference our Quarterly Report on Form 10-Q for the quarter ended October 29, 2006, filed with the SEC on December 7, 2006, and made a correction to the Ratio of Earnings to Fixed Charges Table in the Offering Memorandum. Please find attached Amendment No. 2 to the Schedule TO for your review and reference.